Exhibit 10.6

FOURTH ACKNOWLEDGEMENT AND AMENDMENT AGREEMENT

This Fourth Acknowledgement and Amendment Agreement (the “Acknowledgement”) is dated December 23, 2008, and is entered into by and between Richard J. Faleschini (the “Employee”), and BioSphere Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Employee and the Company have entered into (i) a certain Employment Agreement dated November 2, 2004, as amended by an Acknowledgement and Amendment Agreement dated March 16, 2007, a Second Acknowledgement and Amendment Agreement dated April 5, 2007, and a Third Acknowledgement and Amendment Agreement dated October 10, 2007, regarding the Employee’s employment with the Company (the “Employment Agreement”) and (ii) a certain Executive Retention Agreement made effective as of November 2, 2004 (the “Retention Agreement”);

WHEREAS, the parties desire to modify the provisions of the Employment Agreement and the Retention Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.                                       The Employment Agreement is hereby amended as follows:

(a)                                  Section 4.3 is deleted in its entirety and a new Section 4.3 is inserted in lieu thereof which reads as follows:

“4.3.  At the election of the Employee for Good Reason (as defined below), immediately upon written notice by the Employee to the Company, which notice shall identify the Good Reason upon which the termination is based.  For the purpose of this Section 4.3, “Good Reason” for termination shall mean (i) a material adverse change in Employee’s authority, duties or compensation without the prior consent of the Employee, or (ii) the commission by the Company of a material breach of this Agreement.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Employee gives the Company the notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected and the Employee has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such notice and (z) the Employee’s termination of employment occurs within 2 years following the Company’s receipt of such notice.

(b)                                 Section 5.1(b) is deleted in its entirety and a new Section 5.1(b) is inserted in lieu thereof which reads as follows:

“(b)                           In the event the Employee’s employment is terminated pursuant to Section 4.1 because the Company has elected not to renew the Agreement, or is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, the Company shall continue to pay to the Employee his salary as in effect on the date of termination and the amount of the annual bonus paid to him for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments) and continue to provide to the Employee the other benefits owed to him under Section 3.2 (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) for a period of 12 months, provided, however, that the Company’s obligation to make the aforesaid payments or provide the aforesaid benefits shall immediately terminate in the event that the Employee violates the provisions of Section 6.1 or Section 7 during such 12 month period.  Notwithstanding the foregoing, to the extent such payments are reimbursement to the Employee of medical expenses incurred by the Employee as described in Reg. § 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Employee would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company.  The payment to the Employee of the amounts payable under this Section 5.1(b) (i) shall be contingent upon the execution and non-revocation by the Employee of a release in a form reasonably acceptable to the Company within 30 days of the date of termination and (ii) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.1(b).  The payments and benefits shall commence 60 days following the date of termination, provided that the release has been properly executed and not revoked as of such date, or, if the release has been executed and any applicable revocation period has expired prior to the 60th day following the date of termination, then the payments and benefits may commence prior to the 60th day but no sooner than the 30th day following the date of termination.  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the payments shall commence no earlier than January 1 of such subsequent calendar year.

Payments to the Employee under this Section 5.1(b) shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and a portion that does constitute nonqualified deferred compensation.  Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  Notwithstanding the foregoing, because the Employee is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Employee’s termination of employment (the “Earliest Payment Date”) unless payable upon the Employee’s death.  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to the Employee hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).

Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the Employee’s termination of employment occurs.”

(c)                                  Section 9.10 is hereby deleted in its entirety and replaced with the following new Section 9.10:

“9.10                     Section 409A.  Notwithstanding anything else to the contrary in this agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and the Employee is a “specified employee” upon his separation (as defined under Section 409A), the timing of any such payment following the separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to the Employee or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

It is intended that each installment of the severance payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.”

2.                                       The Retention Agreement is hereby amended as follows:

(a)                                  Section 7.10 is hereby deleted in its entirety and replaced with the following new Section 7.10:

“7.10                     Section 409A.  Notwithstanding anything else to the contrary in this agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and the Executive is a “specified employee” upon his separation (as defined under Section 409A), the timing of any such payment following the separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

It is intended that each installment of the severance payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.”

3.                                       The parties acknowledge and agree that all other provisions of the Employment Agreement and Retention Agreement shall remain in full force and effect.

4.                                       This Acknowledgement shall be governed by and construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law.

5.                                       This Acknowledgement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the Parties have executed this Fourth Acknowledgement and Amendment Agreement as of the date first above written.

BIOSPHERE MEDICAL, INC.

By:	/s/ Martin J. Joyce
Title:	Martin J. Joyce
Chief Financial Officer

EMPLOYEE

/s/ Richard J. Faleschini
Name:	Richard J. Faleschini
Title:	President and Chief Executive Officer